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                           AMERUS LIFE HOLDINGS, INC.
                EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIOS
                         RATIO OF EARNINGS FIXED CHARGES


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                                                                       Years Ended December 31,
                                                   ----------------------------------------------------------------
                                                   1996           1995           1994           1993           1992
                                                   ----           ----           ----           ----           ----
                                                                       (Dollars in thousands)
Earnings:

Income before income taxes
  and accounting changes                       $118,032       $110,550        $26,131        $55,775        $57,312

Add, Combined Fixed
  Charges and Preferred
  Stock Dividends                                 2,142          2,356          5,423          6,991         10,532
                                               --------       --------       --------       --------       --------

Adjusted Earnings                              $120,174       $112,906        $31,554        $62,766        $67,844
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------

Fixed Charges:

Interest on indebtedness                         $2,142         $2,356         $5,423         $6,991        $10,532
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------

Ratio of Earnings to
  Combined Fixed
  Changes and Preferred
  Stock Dividends                                 56.09          47.92           5.82           8.98           6.44
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